Exhibit 15.2

Our ref    VSL/675748-000005/25911537v1

QuantaSing Group Limited
2/F, Building D, Ronsin Technology Center
Chaoyang District, Beijing 100102
People’s Republic of China

31 October 2025

Dear Sirs

QuantaSing Group Limited

We have acted as legal advisers as to the laws of the Cayman Islands to QuantaSing Group Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 30 June 2025 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP